Exhibit 10.3

JOHNSON CONTROLS INTERNATIONAL PLC
RETIREMENT RESTORATION PLAN
As Amended and Restated Effective January 1, 2018

ARTICLE 1
PURPOSE AND DURATION
Section 1.1.     Purpose. The purpose of the Johnson Controls International plc Retirement Restoration Plan (formerly, the Johnson Controls, Inc. Retirement Restoration Plan) (the “Plan”) is to restore retirement benefits to certain participants in a Retirement Plan whose benefits under such plan are or will be limited by reason of Code Sections 401(a)(17), 401(k), 401(m), 402(g) and/or 415, and/or by reason of the election of such employees to defer income or reduce salary pursuant to this Plan or to defer annual incentive payments pursuant to the Johnson Controls International plc Executive Deferred Compensation Plan. This Plan is completely separate from the tax-qualified plans maintained by the Company and its subsidiaries and is not funded or qualified for special tax treatment under the Code. The Plan is intended to be an unfunded plan covering a select group of management and highly compensated employees for purposes of ERISA.
Section 1.2.     Duration of the Plan. The Plan became effective as of January 1, 1980. The Plan has been amended and restated several times since it was originally effective, most recently as of January 1, 2018. Notwithstanding the effective date of this amended and restated Plan, the Administrator may implement administrative changes necessary to effectuate the Plan changes prior to such date (such as provide enrollment forms in 2017 consistent with the changes described in the Plan). The Plan shall remain in effect until terminated pursuant to Article 8.
ARTICLE 2
DEFINITIONS
Section 2.1.     Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:
(a)     “Account” means the record keeping account or accounts maintained to record the interest of each Participant under Article 4. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate.
(b)     “Administrator” means the Corporate Benefits Department of the Company; provided that, where either applicable law or the Charter of the Committee requires action to be taken by the Committee, then the term Administrator shall refer to the Committee to the extent needed.
(c)     “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears in the regulations thereunder.
(d)     “Beneficiary” means the person or persons designated by the Participant to receive payments under the Plan in the event of the Participant’s death as provided in Section 4.3.
(e) “Board” means the Board of Directors of the Company.
(f)     “Cause” means a Participant’s (1) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Employer, (2) violation of any fiduciary duty owed to the Company or any Affiliate, (3) conviction of or plea of no contest to a felony or misdemeanor, (4) dishonesty, (5) theft, (6) violation of Company or Employer rules or policy, or (7) other egregious conduct, that has or could have a serious and detrimental impact on the Company, any of its Affiliates or any of their employees. The Administrator, in its sole and absolute discretion, shall determine whether Cause exists. Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Employee refuses to improve deficient performance).
(g)     “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include any rulings and regulations promulgated thereunder and reference to any successor provision thereto.
(h)     “Committee” means the Compensation Committee of the Board. If at any time the Committee shall not be in existence, or not be composed of members of the Board who qualify as “non-employee directors,” then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and the term Committee shall refer to the Board to the extent needed.
(i)     “Company” means Johnson Controls International plc, an Irish public limited company, and its successors as provided in Article 10.
(j)     “Employer” means the Company or the Affiliate that employs a Participant.
(k)     “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include any rulings and regulations promulgated thereunder and reference to any successor provision thereto.
(l)     “Exchange Act” means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include any rulings and regulations promulgated thereunder and reference to any successor provision thereto.
(m)     “Fair Market Value” means, with respect to a Share, the closing sales price of a Share on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.

(n)     “Measurement Funds” means the investment options offered under the Savings Plan (excluding the Company stock fund), the Share Unit Account, and any other alternatives made available by the Administrator. These Measurement Funds are used solely to calculate the earnings that are credited to a Participant’s Account in accordance with Section 5.2 below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company or its Affiliates. The determination of an increase or decrease in the performance of each Measurement Fund shall be made by the Administrator in its reasonable discretion. Measurement Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Administrator; provided that if the Measurement Funds hereunder correspond with funds available for investment under the Savings Plan, then, unless the Administrator determines otherwise in its discretion, any addition, removal or replacement of investment funds under the Savings Plan shall automatically result in a corresponding change to the Measurement Funds hereunder.
(o)     “Participant” means an employee of the Company or an Affiliate who is described in an applicable Appendix hereto; provided that the Committee shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. Where the context so requires, a Participant also means a former employee or Beneficiary entitled to receive a benefit hereunder.
(p)     “Retirement Plan” means the Savings Plan or any other Code Section 401(k) plan maintained by the Company or an Affiliate.
(q)     “Savings Plan” means the Johnson Controls Savings and Investment (401(k)) Plan, a defined contribution plan, and any successor to such plan maintained by the Company or an Affiliate.
(r)     “Separation from Service” means a Participant’s cessation of service from the Company and all Affiliates within the meaning of Code Section 409A, as determined by the Administrator, subject to the following rules:

(i)
If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s service will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes the Participant to be unable to perform the duties of his or her position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months. If the period of the leave exceeds the time periods set forth above and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day following the end of the applicable time period set forth above.

(ii)
A Participant will be presumed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Company and its Affiliates permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Participant for the Company and its

Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(iii)
The Participant will be presumed not to have incurred a Separation from Service while the Participant continues to provide bona fide services to the Company or an Affiliate in any capacity (whether as an employee or independent contractor) at a level that at least fifty percent (50%) of the average level of services performed by the Participant for the Company and its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(iv)
If a Participant ceases to provide services as an employee to the Company or an Affiliate, but immediately thereafter continues to provide services as an independent contractor to any such entity without incurring a Separation from Service as described in the subparagraphs above, then such Participant will not incur a Separation from Service until the expiration of the contract (or, if applicable, all contracts) under which services are performed for the Company and any Affiliate if the expiration is a good-faith and complete termination of the contractual relationship.

(s) “Share” means an ordinary share of the Company.
(t)     “Share Unit Account” means the portion of the Participant’s Account that is deemed invested in Shares.
(u)     “Share Units” means the hypothetical Shares that are credited to the Share Unit Accounts in accordance with Article 6.
(v)     “Trading Day” means each day when the United States financial markets are open for business.
(w)     “Valuation Date” means the day selected by the Administrator on which to value a Participant’s Account prior to a distribution. The Valuation Date may be any Trading Day within the one week prior to the date a distribution is made, as determined in the Administrator’s sole discretion.
ARTICLE 3
ADMINISTRATION
Section 3.1.     Authority of the Administrator. The Administrator shall have discretionary authority and responsibility for the general operation and daily administration of the Plan, including, in addition to the authority specifically provided to the Administrator in this Plan, to (a) interpret and apply all of the Plan’s provisions, (b) prescribe forms for use with respect to the Plan, (c) reconcile inconsistencies or supply omissions in the Plan’s terms, (d) make appropriate determinations, including factual determinations, and calculations, (e) prepare all reports required by law, and (f) determine the eligibility of an employee to participate in the Plan; provided, however, that only the Committee shall have the authority and responsibilities specified in Section 3.2 below.
Section 3.2.     Authority of the Committee. In addition to the authority specifically provided to the Committee in this Plan, the Committee shall have the sole authority to amend the Plan, make all determinations affecting Participants who are subject to Section 16 of the Exchange Act, and make any other determinations that applicable law or the Charter of the Committee requires to be made by the Committee. In addition, any action taken by the Committee shall be controlling over any contrary action of the Administrator.
Section 3.3.     Delegation. The Committee or Administrator may, in its discretion, delegate any or all of its authority and responsibility to third parties; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee or Administrator, as applicable, shall be deemed references to such delegate.
Section 3.4.     Interpretation; Decisions Binding. Interpretation of the Plan shall be within the sole discretion of the Committee or the Administrator with respect to their respective duties hereunder. If any member of, or delegate of, the Committee or the Administrator shall also be a Participant or Beneficiary, then such individual may not participate in any determinations affecting the individual’s benefits under the Plan. The Committee’s and the Administrator’s determinations shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.
Section 3.5.     Procedures for Administration. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by the members of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. The Administrator’s determinations shall be made in accordance with such procedures it establishes.
Section 3.6.     Restrictions to Comply with Section 16. All transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and the Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.
Section 3.7.     Accelerated Vesting. The Committee (with respect to Participants who are officers of the Company) and an executive officer of the Company (with respect to Participants who are not officers of the Company) shall have the discretion to vest any Participant in his or her Account hereunder, in whole or in part, upon the Participant’s termination of employment from the Company and its Affiliates for any reason.
ARTICLE 4
PLAN BENEFITS
Section 4.1.    Eligibility for and Amount of Benefits.
(a)     In General. Participants shall be eligible for a benefit in accordance with the terms of the applicable Appendix.
(b)     Employees Acquired in a Merger or Acquisition. In the event an individual becomes an employee of the Company or an Affiliate due to a merger or acquisition, such employee shall not be eligible to participate in the Plan until such time that participation is approved by the Company via amendment of the Plan, corporate resolution or pursuant to the terms of the applicable purchase agreement, even if such employee would otherwise be eligible to participate in the Plan under the terms of an Appendix.
Section 4.2.     Payment of Benefits. Upon a Participant’s Separation from Service for any reason, the Participant shall be entitled to payment of the vested balance of the Participant’s Account in cash in the manner specified in the applicable Appendix.
Section 4.3. Death Benefit.
(a)     Payment upon Death. In the event of the Participant’s death prior to receiving all payments due under this Plan, the vested balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a cash lump sum. If the Participant’s death occurs between January 1 and June 30, payment will be made to the Participant’s Beneficiary between July 1 and September 30 of the same year. If the Participant’s death occurs between July 1 and December 31, payment will be made to the Participant’s Beneficiary between January 1 and March 31 of the following year.
(b)     Requirements for Payment. The timing of the payment(s) under Section 4.3(a) is dependent upon the Administrator receiving all information needed to authorize such payment (such as a copy of the Participant’s death certificate). To the extent the Administrator cannot make a payment because it has not received such information, the Administrator shall make such payment(s) to the Beneficiary as soon as practicable in accordance with Section 4.3(a) after it has received all information necessary to make such payment, provided that such payment(s) due from the date of death through December 31 of the year following the year of the Participant’s death must be completed by such December 31 in order to avoid additional taxes under Code Section 409A.
Section 4.4.     Tax Withholding. The Employer that is liable to make a payment hereunder shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash sufficient to satisfy the Employer’s foreign, federal, state or local income tax withholding obligations with respect to any amount deferred hereunder, whether at the time of deferral, vesting or payment thereof. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Employer may distribute from the Participant’s Account balance the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the section 3401 wages and taxes, but no greater than the aggregate of the FICA amount and the income tax withholding related to such FICA amount. Each Participant shall be responsible for the payment of all individual tax liabilities relating to any benefits under the Plan.
Section 4.5. Additional Payment Provisions.
(a)    Acceleration of Payment. Notwithstanding the foregoing,

(v)
If an amount deferred under this Plan is required to be included in the income of a Participant under Code Section 409A prior to the date such amount is scheduled to be distributed, then such Participant shall receive a distribution, in a lump sum within ninety (90) days after the date the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.

(vi)
If an amount under the Plan is required to be immediately distributed in a lump sum under a domestic relations order in accordance with Section 9.8, then such amount shall be distributed according to the terms of such order.

(b)    Delay in Payment. Notwithstanding the foregoing,

(vii)
If a distribution required under the terms of this Plan would jeopardize the ability of the Company or an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or an Affiliate to continue as a going concern. Any distribution delayed under this provision shall be treated as made on the date specified under the terms of this Plan.

(viii)
If a distribution will violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

Section 4.6.     Effect of Payment. The full payment of the applicable benefit under this Plan shall completely discharge all obligations on the part of the Employer to the Participant (and each Beneficiary) with respect to the operation of the Plan, and the Participant’s (and Beneficiary’s) rights under the Plan shall terminate.
Section 4.7.     Cash-Out Payments. Notwithstanding any distribution election made under the applicable Appendix, if the balance of a Participant’s Account as of any Valuation Date preceding a distribution is $50,000 or less, then the entire remaining balance of the Participant’s Account shall be paid in a lump sum on suh distribution date.
ARTICLE 5
MEASUREMENT FUNDS
Section 5.1. Investment Election.
(a)     Making Elections. Unless otherwise determined by the Administrator, amounts credited to a Participant’s Account shall reflect the investment experience of the Measurement Funds selected by the Participant. The Participant may select Measurement Funds as follows:

(ix)	The Participant may make an initial investment election at the time of enrollment in the Plan in whole increments of one percent (1%).

(x)	A Participant may elect to allocate any future amounts credited among the various Measurement Funds in whole increments of one percent (1%) from time to time as prescribed by the Administrator.

(xi)	A Participant may elect to reallocate the balance of his or her Account into various Measurement Funds from time to time as prescribed by the Administrator.
Investment elections shall remain in effect until changed by the Participant or the Administrator. All investment elections shall become effective as soon as practicable after receipt of such election by the

Administrator, and must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective.
(b)     Default Election. In the absence of an effective election, the Participant’s Account shall be deemed invested in the applicable default fund under the Savings Plan.
Section 5.2.     Crediting of Earnings (or Losses). On each Trading Day, a Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds in which such Participant’s Account is deemed invested. Notwithstanding that the rates of return credited to a Participant’s Account are based upon the actual performance of the corresponding Measurement Fund, the Company shall not be obligated to invest an amount credited to a Participant’s Account under the Plan in such Measurement Funds or in any other investment funds.
Section 5.3.     Pro-rata Distribution. Any distribution made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated.
ARTICLE 6
RULES WITH RESPECT TO SHARE UNITS
Section 6.1.     Valuation of Share Unit Account When any amounts are to be allocated to a Share Unit Account, such amount shall be converted to whole and fractional Share Units, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to his or her Account, such Participant’s Account shall be credited with a dividend award equal to the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to his or her Share Unit Account on the date the dividend is declared. The dividend award shall be converted into additional Share Units as provided above using the Fair Market Value of a Share on the date the dividend is paid or distributed. Any other provision of this Plan to the contrary notwithstanding, if a dividend is declared on Shares in the form of a right or rights to purchase shares of the Company or any entity acquiring the Company, then no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.
Section 6.2.     Transactions Affecting Shares. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, share dividend, share split or other change in corporate structure of the Company affecting Shares, the Administrator may make appropriate equitable adjustments with respect to the Share Units credited to the Share Unit Account of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Administrator determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.
Section 6.3.     No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a shareholder pertaining to Share Units credited to their Account.

ARTICLE 7
SPECIAL RULES APPLICABLE IN THE EVENT OF A
CHANGE OF CONTROL OF THE COMPANY
Section 7.1. Effect of a Change of Control.
(a)     Upon a Change of Control (as defined in (b) below), the Committee may, but shall not be required to, terminate the Plan and cause the Company or each Employer to distribute to each Participant or Beneficiary his or her Account balance (which shall be fully vested upon the date of such Plan termination) in a lump sum payment as soon as practicable (but not more than ninety (90) days) following the Change of Control; provided that, if the Committee reasonably anticipates that any such lump sum payment would reduce or eliminate the Company’s or any of its Affiliate’s deduction for compensation to a Participant because of the compensation limit imposed under Code Section 162(m), then the Committee may elect to delay payment of such amount in accordance with the requirements of Code Section 409A.
(b)     For the purposes of this Section 7.1, a Change of Control shall have the meaning given in the Company’s equity awards plan as in effect at the time immediately prior to a Change of Control, provided that such event also constitutes a change in control event within the meaning of Code Section 409A.
Section 7.2.     Special Rule for Amounts Accumulated Before 2017. Notwithstanding Section 7.1, each Participant (or any Beneficiary entitled to receive payments hereunder) shall receive a lump sum payment in cash of all amounts accumulated in such Participant’s Account with respect to periods through December 31, 2016 (as adjusted for earnings or losses thereon) within ninety (90) days following a Change of Control, as defined in the Pre-2018 Johnson Controls International plc Deferred Compensation Plan, provided, however, that the payment shall not be made prior to the date that is five (5) years after the occurrence of events that would have constituted a Change of Control as it was defined in this Plan prior to January 1, 2016.
Section 7.3. Maximum Payment Limitation.
(a)     Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or an Affiliate (in the aggregate, “Total Payments”), would constitute an “excess parachute payment”, then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company or an Affiliate may pay without loss of deduction under Section 280G(a) of the Code. The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Employer to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Employer, at the Employer’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Participant in his or her sole discretion (which may be regular outside counsel to the Company or an Affiliate), which opinion sets forth (1) the amount of the Base Period Income, (2) the amount and present value of Total Payments and (3) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term

“Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Employer and the Participant. Such opinion shall be addressed to the Employer and the Participant and shall be binding upon the Employer and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated so that there will be no excess parachute payment by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payment or benefits (on the basis of the relative present value of the parachute payments). If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Employer shall obtain, at the Employer’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.
(b)     Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.
ARTICLE 8
AMENDMENT OR TERMINATION
Section 8.1.     Amendment. The Committee may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) allocations or deferrals to be made on or after the amendment date to the extent not prohibited by Code Section 409A; provided, however, that no amendment may reduce or eliminate any vested Account balance as of the date of such amendment ( except as such Account balance may be reduced as a result of investment losses allocable to such account) without a Participant’s consent except as otherwise specifically provided herein; and provided further that any amendment that is required to be approved by the Board or Company shareholders pursuant to any applicable law or applicable listing requirement of the national securities exchange upon which the Company’s ordinary shares are then traded shall be subject to the Board’s or shareholders’ approval. In addition, the Administrator may at any time amend the Plan to make administrative or ministerial changes or changes necessary to comply with applicable law.
Section 8.2.     Termination. The Committee may terminate the Plan in accordance with the following provisions. Upon termination of the Plan, any deferral elections then in effect shall be cancelled to the extent permitted by Code Section 409A. Upon termination of the Plan, the Committee may authorize the payment of the balance in all Accounts in a single sum payment without regard to any distribution election then in effect, only in the following circumstances:
(a)    The Plan is terminated pursuant to Article 7.

(b)     The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the single sum payment must be distributed by the latest of: (1) the last day of the calendar year in which the Plan termination occurs, (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which payment is administratively practicable.
(c)     The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate, and all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. In such event, the single sum payment shall be paid no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of the Plan’s termination. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination.
Section 8.3.     Entitlement to Benefits. Nothing herein shall be construed in any way to limit the right of the sponsor of a Retirement Plan to amend, modify or terminate such plan.
ARTICLE 9
CLAIMS PROCEDURES
Section 9.1.     Claim. A Participant or Beneficiary (referred to as a “claimant” in this Article 9) who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Administrator, setting forth his or her claim for benefits. Any such claim must be made within one year after the claimant knew, or exercising reasonable care should have known, of the circumstances giving rise to such claim. If the claimant does not file a claim within such one year period, the claimant shall be barred and estopped from raising the claim. A claimant’s claim may also be filed by his or her duly authorized representative.
Section 9.2.     Claim Decision. The Administrator shall reply to any claim that is timely filed under Section 9.1 within ninety (90) days of receipt, unless it determines to extend such reply period for an additional ninety (90) days for reasonable cause. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified prior to the end of the initial ninety (90) day period. If the claim is denied in whole or in part, such reply shall include a written explanation, using language calculated to be understood by the claimant, setting forth:
(a) the specific reason or reasons for such denial;
(b)     the specific reference to relevant provisions of the Plan on which such denial is based;
(c)     a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation why such material or such information is necessary;
(d)     appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review;

(e)     the time limits for requesting a review under Section 9.3 and for review under Section 9.4 hereof;
(f)     the claimant’s right to bring an action for benefits under Section 502 of ERISA, if the claim is denied upon review; and
(g) any other information required by ERISA.
Section 9.3.     Request for Review. Within sixty (60) days after the receipt by the claimant of the written explanation described above, the claimant (or his or her duly authorized representative) may request in writing that the Administrator review its determination. The claimant (or his or her duly authorized representative) may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Administrator. If the claimant does not request a review of the initial determination within such 60-day period, the claimant shall be barred and estopped from challenging the determination.
Section 9.4.     Review of Decision. After considering all materials presented by the claimant, the Administrator will render a written decision, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of the Plan on which the decision is based, and any other information required by ERISA. The decision on review shall normally be made within sixty (60) days after the Administrator’s receipt of the claimant’s request. If an extension of time is required for a hearing or other special circumstances, the Administrator shall notify the claimant and the time limit shall be 120 days. All decisions on review shall be final and shall bind all parties concerned.
Section 9.5.     Limitation on Actions. Any action or other legal proceeding with respect to the Plan may be brought only after the claims procedures of this Article 7 are exhausted and only within the period ending on the earlier of (a) one year after the date claimant receives notice or deemed notice of a denial upon review under Section 9.4 or (b) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of Section 9.6
Section 9.6.     Arbitration. Notwithstanding any employee agreement in effect between a Participant and the Employer, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Employer or Company under this Section shall be delivered to the Company’s headquarters, with attention to the General Counsel of the Company.

ARTICLE 10
MISCELLANEOUS
Section 10.1.     Protective Provisions. Each Participant and Beneficiary shall cooperate with the Administrator by furnishing any and all information requested by the Administrator in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Administrator, the Company and each Employer shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Account in accordance with prior elections and subject to Section 10.9.
Section 10.2.     Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Administrator in its sole discretion) to receive any payments which may be made under the Plan following the Participant’s death. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Administrator and shall not be effective until received by the Administrator or its designee prior to the date of the Participant’s death. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise. If the Beneficiary survives the Participant, but dies before receipt of payment hereunder, the Beneficiary’s estate shall be entitled to the Beneficiary’s share of the payment.
Section 10.3.     Inability to Locate Participant or Beneficiary. In the event that the Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant or Beneficiary was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article 6, and the Participant or Beneficiary shall be responsible for all taxes and penalties under Code Section 409A.
Section 10.4.     No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company or any Affiliate, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 10.5.     Obligations to Company. If a Participant becomes entitled to payment of benefits under the Plan, and if at such time the Participant has any outstanding debt, obligation, or other liability representing an amount owing to the Company or any Employer, then the Company or the Employer may offset such amount owed to it against the amount of benefits otherwise distributed; provided, however, that such deductions cannot exceed $5,000 in the aggregate to the extent needed to comply with Code Section 409A.
Section 10.6.     No Liability; Indemnification. Neither the Company, any of its Affiliates nor any director, officer or employee of the Company or its Affiliates shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of Plan. Service on the Committee or as an Administrator shall constitute service as a director or officer of the Company so that the Committee and Administrator members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee or Administrator services to the same extent that they are entitled under the Company’s charter documents and applicable law for their services as directors or officers of the Company.
Section 10.7.     Nonalienation of Benefits; Domestic Relations Orders. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall such accounts of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrator shall direct. Notwithstanding the foregoing, all or a portion of a Participant’s Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Administrator’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA. Such amounts shall be payable to the alternate payee in the form of a lump sum distribution and shall be paid within ninety (90) days following the Administrator’s determination that the order satisfies the requirements to be a “qualified domestic relations order.”
Section 10.8.     Liability for Benefit Payments. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall be the sole and exclusive liability and responsibility of the Employer which employed the Participant during the period allocations were made to the Participant’s Account. No other Company or parent, affiliated, subsidiary or associated company shall be liable or responsible for such payment, and nothing in the Plan shall be construed as creating or imposing any joint or shared liability for any such payment. The fact that a Company or a parent, affiliated, subsidiary or associated company other than the Employer actually makes one or more payments to a Participant or Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the Employer.
Section 10.9.     Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” supplemental retirement compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Employer and the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company or Employer shall reflect on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company or Employer. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company, an Employer, and any Participant or other person. A Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company or Employer. Except to the extent that the Company or Employer determines that a “rabbi” trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company or Employer, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment.

The Company’s or Employer’s obligations under the Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s or Employer’s assets or (b) any corporation or partnership into which the Company or Employer may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.
Section 10.10.     Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin to the extent not superseded by federal law, without reference to the conflict of laws principles thereof.
Section 10.11.     Successors. All obligations of the Employer and the Company under the Plan shall be binding on any successor thereto, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company or the Employer.
Section 10.12.     Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Section 10.13.     Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 10.14.     Gender; Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.
Section 10.15.     Notice. Any notice or filing required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to (a) except as provided in Section 8.6, the Company’s headquarters, with attention to the Secretary of the Company, if the notice or filing is to be made to the Administrator, Committee, Company, or Employer or (b) the Participant’s or Beneficiary’s address on file with the Employer, if the notice or filing is to be made to such individual. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Section 10.16.     Delay of Payment for Specified Employees. Notwithstanding any provision of the Plan to the contrary, in the case of any Participant who is a “specified employee” within the meaning of Code Section 409A as of the date of such Participant’s Separation from Service, no distribution under the Plan may be made, or may commence, before the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

APPENDIX A
GRANDFATHERED OFFICERS

1.
Eligibility. This Appendix A covers employees of the Company or its Affiliates (a) who are participants in a Retirement Plan, (b) whose benefits under such Retirement Plan are limited as described in Section 1.1, and (c) who either (i) were an officer (as elected by the Board or appointed by the Chief Executive Officer ) of the Company as of September 3, 2016 and continue to be an officer of the Company, (ii) were an officer immediately prior to the merger of Johnson Controls, Inc. with a subsidiary of Tyco International plc and who ceased to be am officer in connection with such merger or (iii) was selected by the Chief Executive Officer or the Committee to participate under this Appendix A of the Plan. For purposes hereof, an employee shall nonetheless remain eligible under this Appendix A, provided such employee continues to satisfy the requirements of (b) and(c) above.

2.	Definitions.
(a) “Annual Enrollment Period” means the period designated by the Administrator in its sole discretion during which deferral elections can be made. Notwithstanding the foregoing, in all cases, the Annual Enrollment Period will end no later than December 31 of the year immediately preceding the calendar year for which such enrollment is effective.
(b)     “Disability” means that a Participant either (1) has been determined to be eligible for Social Security disability benefits or (2) is eligible to receive benefits under the Company’s long-term disability program as in effect at the time of disability.

3.	Retirement Plan Supplement Contributions.
(a)     Before-Tax Contributions Allocation. For each calendar year, during the Annual Enrollment Period, each Participant may elect that, in the event the Participant’s ability to make Before-Tax Matched Contributions (as defined under the Participant’s Retirement Plan) is limited by reason of Sections 401(k), 402(g) or 415 of the Code and/or the limit on considered compensation under Section 401(a)(17) of the Code, then the difference between the amount of Before-Tax Matched Contributions that the Participant could have made under the Participant’s Retirement Plan for that calendar year (assuming the Participant elected the maximum amount of Before-Tax Matched Contributions for the calendar year and did not change his or her election during the calendar year) and the amount that would have been contributed as Before-Tax Matched Contributions but for such limits, shall be credited at such time or times as may be determined by the Administrator in its sole discretion, but in no event less frequently than annually as of December 31, to the Participant’s Account. A Participant’s election shall be made according to procedures established by the Administrator, which may include making an election by electronic means.

A Participant’s election shall be effective only for the calendar year to which the election relates, and shall not carry over from year to year unless otherwise allowed by the Administrator in its sole discretion. An election under this subsection (a) shall constitute an election by the Participant to reduce the Participant’s salary by the amount determined under this subsection.
(b)     Matching Contributions Allocation. If a Participant makes a before tax contribution under (a), then a Participant’s Account shall also be credited at such time or times as may be determined by the Administrator in its sole discretion, but in no event less frequently than annually as of December 31, with an amount equal to the difference between the amount of Matching Contributions actually credited to the Participant’s Retirement Plan account for the year and the amount of Matching Contributions that would have been so credited if the amount determined under subsection (a) had actually been contributed to the Participant’s Retirement Plan (determined without regard to the limitations imposed by Sections 401(m) and 415 of the Code), but only with respect to the period the Participant is covered by this Plan; provided the Participant has met the eligibility requirements to receive a Matching Contribution under the Participant’s Retirement Plan for such year.
(c)     Retirement Income Allocation. A Participant’s Account also shall be credited at such time or times as may be determined by the Administrator in its sole discretion, but in no event less frequently than annually as of December 31, with an amount equal to the difference between the amount of Retirement Income Contributions (as defined in the Savings Plan) or other employer non-matching contributions actually credited to the Participant’s Retirement Plan account for the year and the amount of Retirement Income Contributions or other employer non-matching contributions that would have been so credited if the limit on considered compensation under Section 401(a)(17) of the Code did not apply; provided the Participant has met the eligibility requirements to receive a Retirement Income Contribution or other employer non-matching contribution under the Participant’s Retirement Plan for such year.
(d)     Modification of Compensation. Notwithstanding the foregoing, when determining a Participant’s compensation for purposes of subsections (a), (b) and (c), the only bonus that may be included is the amount a Participant receives (or would receive but for a deferral election) under an annual cash incentive award granted under a plan of the Company or the Employer for the calendar year.
(e)     Cancellation of Deferral Elections. Notwithstanding any other provision of the Plan to the contrary, (1) if the Administrator determines that a Participant’s deferral elections must be cancelled in order for the Participant to receive a hardship distribution under a Retirement Plan or (2) if the Participant elects to cancel his or her deferral election(s) due to a Disability, then the Participant’s deferral election(s) shall be cancelled to the extent permitted under Code Section 409A. A Participant whose deferral election(s) are cancelled pursuant to this subsection (e) may make a new deferral election under subsection (a), and pursuant to the requirements of Code Section 409A, with respect to future calendar years, unless otherwise prohibited by the Administrator.

4.	Vesting.
(a)     Before-Tax Contributions. Subject to Section 7, a Participant shall always be 100% vested in his or her Before-Tax Contributions described in Section 3(a).
(b)     Matching Contributions. Subject to Section 7, the portion of the Participant’s Account attributable to Matching Contributions credited under Section 3(b) shall be subject to the same vesting requirements as are imposed on matching contributions under the Participant’s Retirement Plan.
(c)     Retirement Income Contributions. Subject to Section 7, the portion of the Participant’s Account attributable to Retirement Income Contributions or other employer non-matching contributions credited under Section 3(c) shall be subject to the same vesting requirements as are imposed on Retirement Income Contributions or other employer non-matching contributions under the Participant’s Retirement Plan.

5.	Distribution Elections.
(a)     If a Participant was previously participating under Appendix B, then the portion of the Participant’s Account that is credited under Appendix B (plus earnings thereon) shall be paid in a lump sum.
(b)     If an individual will become a Participant effective on January 1 of a given year, then the Participant may elect the manner of distribution of the Participant’s Account by submitting a distribution election no later than the December 31 preceding the Participant’s first year of participation. Such election shall be made in such form and manner as the Administrator may prescribe. The election shall specify whether distributions shall be made in a single lump sum or in annual installments of from two (2) to ten (10) years. Such election shall be irrevocable. If no valid election is in effect, distribution shall be made in ten (10) annual installments.
(c)     If an individual first becomes a Participant hereunder on a date other than a January 1, then the amounts deferred hereunder in the first year of participation (and earnings thereon), if any, shall be paid in a lump sum. With respect to amounts deferred for the second year of participation and thereafter, the Participant may elect the manner of distribution of the Participant’s Account with respect to those deferrals (and earnings thereon) by filing a distribution election no later than December 31 of the first year of participation. Such election shall be made in such form and manner as the Administrator may prescribe. The election shall specify whether distributions shall be made in a single lump sum or in annual installments of from two (2) to ten (10) years. Such election shall be irrevocable. If no valid election is in effect, distribution shall be made in ten (10) annual installments.

6.	Distribution Payments.
(a)     Lump Sum. With respect to the amount that a Participant has elected (or been deemed elected) to receive in a lump sum,

(i)	for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, payment shall be made in the first calendar quarter of the following year, and

(ii)	for those Participants whose Separation from Service occurs from July 1 through December 31 of a year, payment shall be made in the third calendar quarter of the following year.
The lump sum payment shall equal the balance of the Participant’s Account (or sub-account, if applicable) as of the Valuation Date.
(b) Installments. With respect to the amount that a Participant has elected to receive in annual installments, each annual payment shall be made:

(i)
for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, in the first calendar quarter of each year, commencing in the calendar year following the year in which the Participant’s Separation from Service occurs; and

(ii)
for those Participants whose Separation from Service occurs from July 1 through December 31 of a year, in the third calendar quarter of each year, commencing in the calendar year following the year in which the Participant’s Separation from Service occurs.

The amount of the first annual payment shall equal the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the balance of the Participant’s Account (or sub-account, if applicable) as of the Valuation Date. All subsequent annual payments shall be in an amount equal to the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected, and the number of installments remaining) of the balance of the Participant’s Account (or sub-account, if applicable) as of the Valuation Date, except that the final annual installment payment shall equal the then remaining balance of such Account (or sub-account) as of the Valuation Date.

7.
Forfeiture for Cause. If the Participant is terminated for Cause (or if the Administrator determines that a Participant who was terminated other than for Cause engaged in conduct prior to his or her termination which would have constituted Cause), then the

Administrator may determine in its sole discretion that the portion of the Participant’s Account credited on or after January 1, 2018 shall be forfeited and not payable hereunder.

8.
Administrative Error Correction. The Administrator may permit an Administrative Error (as defined below) to be corrected by allowing a Participant’s deferral election to be processed as soon as practicable after December 31 (and any related payroll discrepancy to be corrected) to the extent permitted under Code Section 409A. “Administrative Error” shall mean (a) an error by a Participant to file a deferral election according to Section 2(a) of this Appendix with the Administrator, following a good faith attempt, or (b) the failure of the Administrator to properly process a Participant’s deferral election.

APPENDIX B
HIGHLY COMPENSATED EMPLOYEES (RIC)

1.
Eligibility. This Appendix B covers an employee (a) whose Retirement Income Contributions (as defined in the Savings Plan) or other employer non-matching contributions under his or her Retirement Plan are limited by reason of the application of Code Section 401(a)(17) and (b) who is not covered by Appendix A.

2.
Participation Date. An eligible employee shall become a Participant on the date the Participant’s compensation first exceeds the Code Section 401(a)(17) limit. For this purpose, the only bonus that may be included in compensation is the amount a Participant receives (or would receive but for a deferral election) under an annual cash incentive award granted under a plan of the Company or the Employer for the calendar year.

3.
Retirement Income Allocation. A Participant’s Account shall be credited at such time or times as may be determined by the Administrator in its sole discretion, but in no event less frequently than annually as of December 31, with an amount equal to the difference between the amount of Retirement Income Contributions or other employer non-matching contributions actually credited to the Participant’s Retirement Plan account for the year and the amount of Retirement Income Contributions or other employer non-matching contributions that would have been so credited if the limit on considered compensation under Section 401(a)(17) of the Code did not apply and by including all amounts of cash compensation which the Participant would have received under an annual cash incentive award granted under a plan of the Company or Employer for the year but for a deferral election; provided the Participant has met the eligibility requirements to receive a Retirement Income Contribution or other employer non-matching contributions under the Participant’s Retirement Plan for such year.

4.
Vesting. The Retirement Income Contributions or other employer non-matching contributions credited to a Participant under this Appendix B shall be subject to the same vesting requirements as are imposed on Retirement Income Contributions or other employer non-matching contributions under the Participant’s Retirement Plan. If the Participant is terminated for Cause (or if the Administrator determines that a Participant who was terminated other than for Cause engaged in conduct prior to his or her termination which would have constituted Cause), then the Administrator may determine in its sole discretion that the portion of the Participant’s Account accumulated on or after January 1, 2018 shall be forfeited and not payable hereunder.

5.	Manner of Distribution. Amounts credited under this Appendix B (as adjusted for earnings or losses thereon) shall be paid in a cash lump sum as follows:
(a)     for those Participants whose Separation from Service occurs from January 1 through June 30 of a year, payment shall be made in the first calendar quarter of the following year, and

(b)     for those Participants whose Separation from Service occurs from July 1 through December 31 of a year, payment shall be made in the third calendar quarter of the following year.
The lump sum payment shall equal the vested balance of the Participant’s Account as of the Valuation Date.

APPENDIX C
MERGED PLANS
Air Distribution Technologies, Inc. Restoration Plan
Effective at the close of business on December 31, 2014, the Air Distribution Technologies, Inc. Restoration Plan (the “ADTI Restoration Plan”) was merged with and into this Plan, such that the account balances accrued under the ADTI Restoration Plan as of December 31, 2014, will be accounted for and subject to the terms of this Plan effective January 1, 2015. The account balances transferred from the ADTI Restoration Plan, as adjusted for earnings/losses thereon, and distributions therefrom, shall be referred to herein as the “ADTI Restoration Plan Account.” The ADTI Restoration Plan Accounts will be subject to all of the same terms and conditions of the Plan as apply to the Accounts, except as follows:

1.
Vesting. The ADTI Restoration Plan Accounts will be subject to the vesting schedule set forth in the ADTI Restoration Plan as in effect on December 31, 2014. Under such plan, all participants who were active employees of ADTI on the date that the Company acquired JCI shall be 100% vested in their ADTI Restoration Plan Account.

2.
Payment to Participants. An ADTI Restoration Plan Account shall be paid in 3 annual installments following the Participant’s Separation from Service. The first installment shall be paid during the 75-day window that commences 6 months after the Participant’s Separation from Service. The second and third annual installment payments will be made during the 30-day window commencing on each of the first and second anniversary of the Participant’s Separation from Service. The amount of each installment will be determined by dividing the vested balance of the ADTI Restoration Plan Account by the number of remaining installments to be paid.

Notwithstanding the foregoing, if the vested balance of a Participant’s ADTI Restoration Plan Account (when added to the vested balance of any other nonqualified deferred compensation account maintained by the Company or any Affiliate for such Participant), does not exceed the limit in effect under Code Section 402(g) for the year in which the first installment is due, then such vested balance shall be paid in a single lump sum at the time the first installment would have otherwise been due.

3.
Payment to Beneficiaries. All beneficiary designations filed under the ADTI Restoration Plan (except those with respect to participants who are deceased as of December 31, 2014) shall be cancelled effective January 1, 2015. Thereafter, the beneficiary designation procedures of this Plan shall apply to the ADTI Restoration Plan Accounts. Upon the death of a Participant with an unpaid vested balance in his or her ADTI Restoration Plan Account, such unpaid vested balance shall be paid in a lump sum to the Participant’s Beneficiary during the 90-day period commencing after 3 months from the date of the Participant’s death.

4.	Offset to SERB. This Plan constitutes a retirement plan of the employer for purposes of the Supplemental Executive Retirement Benefit (SERB) which has been extended to

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certain Participants. Consequently, the benefits provided under this Plan (whether under this Appendix C or otherwise) shall constitute an offset (i.e., an “Other Benefit”) to any Participant’s benefit under any SERB Agreement with any employer.

5.
Final Contributions. Notwithstanding anything herein to the contrary, employer allocations that were due with respect to the 2014 plan year under the terms of the ADTI Restoration Plan shall be credited to the ADTI Restoration Plan Accounts hereunder in 2015.

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